Exhibit 99.1

FOR IMMEDIATE RELEASE:

American Midstream Partners Reports
Financial Results for the Fourth Quarter 2012

DENVER, CO – April 16, 2013 - American Midstream Partners, LP (NYSE: AMID) today reported financial results for the three months and year ended December 31, 2012. The Partnership reported gross margin for the fourth quarter of 2012 of $12.5 million, a decrease of $0.8 million, or approximately 6.0 percent, compared to $13.3 million in the prior year period. For the year ended December 31, 2012, gross margin was $50.6 million compared to $45.9 million in the prior year period, an increase of $4.7 million, or approximately 10.2 percent. The change in gross margin for the three months and year ended December 31, 2012 was primarily due to increases associated with the Chatom and Burns Point acquisitions, partially offset by lower gross margin at processing plants owned by the Partnership due to lower realized NGL prices, and lower throughput volumes and NGL production on several assets in the Gathering and Processing segment, including lower volumes resulting from Hurricane Isaac.

Adjusted EBITDA for the three months and year ended December 31, 2012 was $2.9 million and $18.3 million, respectively, compared to $6.1 million and $21.0 million for the same periods in 2011. The year-over-year decrease is primarily attributable to the reasons for the decrease in gross margin described above, ongoing costs associated with being a publicly traded company and pursuing strategic development initiatives, and one-time costs related to closing the Chatom acquisition in the third quarter of 2012.

Distributable cash flow (DCF) for the three months and year ended December 31, 2012 was $0.3 million and $9.6 million, respectively. DCF for the three months and year ended December 31, 2012 represents distribution coverage of 0.06 and 0.60, respectively. The fourth quarter 2012 distribution of $4.0 million, or $0.4325 per common unit and subordinated unit, was paid on February 14, 2013 to unitholders of record as of February 7, 2013.

Net loss attributable to the Partnership for the three months and year ended December 31, 2012, of $(6.3) million and $(6.5) million, respectively, compared to net income (loss) of $0.2 million and $(11.7) million for the same periods in 2011. The year-over-year variances in net income (loss) attributable to the Partnership are primarily attributable to the reasons noted above. Net income (loss) attributable to the Partnership includes non-cash gains and losses associated with the change in fair value of derivative instruments of $(0.7) million and $1.0 million for the three months and year ended December 31, 2012, respectively, and $(0.5) million and $(0.5), respectively, million for the same periods in 2011.

"2012 was exciting and challenging, as we completed our first full year as a public company,” stated Brian Bierbach, President and Chief Executive Officer. “During 2012, we completed the acquisition of the Chatom gathering, processing, and fractionation assets in western Alabama, which are operating in line with our expectations. In addition, in early 2013 we commenced operations for our gathering system for Silver Oak Energy in the Woodbine under a long-term midstream services agreement. We view the Woodbine as a strategic development play with significant opportunities to expand our midstream presence.”

“Our financial results in 2012 were negatively impacted by volatile commodity prices, the unexpected impact of damage resulting from Hurricane Isaac, a decrease in throughput volumes from a customer on the Quivira system, and the turnaround at Bazor Ridge. In addition, our financial results were affected by the ongoing costs associated with being a public company and pursuing strategic asset development opportunities. These events are mostly behind us, and we are enthusiastic about our backlog of expansion opportunities within our asset footprint and additional development opportunities in new geographic areas.”

“The announcement today of a strategic investment by ArcLight Capital Partners, through their portfolio company High Point Infrastructure Partners, and the accompanying acquisition of the High Point assets marks the beginning of a new era for American Midstream. ArcLight is an established private equity firm in the energy industry with a successful history of investing in growth-oriented midstream companies, and the High Point system is a strategic addition to our company that significantly extends our reach into new areas of the Gulf of Mexico. In aggregate, the transactions provide immediate synergies and scale, improve our capital structure, and position us for continued growth in the midstream sector. We are excited to work with ArcLight and the High Point team to pursue growth opportunities and to create long-term value for our unitholders.”

SEGMENT PERFORMANCE

Gathering and Processing - The Gathering and Processing segment includes natural gas transportation and gathering, natural gas treating, processing, and fractionation, and selling or delivering natural gas and natural gas liquids (NGLs) to various markets and pipeline systems.

Gross margin for the Gathering and Processing segment was $8.7 million and $37.2 million for the three months and year ended December 31, 2012, respectively, compared to $9.2 million and $32.1 million for the same periods in the prior year, respectively. The increase in gross margin for the year ended December 31, 2012 was primarily due to the Chatom and Burns Point acquisitions, which was offset in the fourth quarter by the turnaround at the Bazor Ridge plant and lower throughput volume on the Quivira system.

Natural gas throughput volumes averaged 209.0 million cubic feet per day (MMcf/d) and 299.3 MMcf/d for the three months and year ended December 31, 2012, respectively, compared to 320.0 MMcf/d and 250.9 MMcf/d for the same periods in the prior year, respectively. Processed NGLs averaged 38.5 thousand gallons per day (Mgal/d) and 49.9 Mgal/d for the three months and year ended December 31, 2012, respectively, compared to 62.9 Mgal/d and 54.5 Mgal/d for the same periods in 2011, respectively. The full year increase in throughput was primarily due to the Chatom and Burns Point acquisitions, which was partially offset in the fourth quarter by the Bazor Ridge turnaround and lower throughput on the Quivira system. Processed NGLs decreased primarily as a result of the Bazor Ridge turnaround.

Transmission - The Transmission segment transports and delivers natural gas from producing wells, receipt points, or pipeline interconnects. Gross margin for the Transportation segment was $3.8 million and $13.3 million for the three months and year ended December 31, 2012, respectively, compared to $4.1 million and $13.7 million for the same periods in 2011, respectively. This variance was primarily due to the inclusion of revenues from reimbursable projects in the prior year.

Total natural gas throughput volumes averaged 365.2 MMcf/d and 398.5 MMcf/d for the three months and year ended December 31, 2012, respectively, compared to 391.2 MMcf/d and 381.1 MMcf/d for the same periods in the prior year, respectively. The full year increase was primarily a result of new production on the offshore section of our Midla system.

BALANCE SHEET

As of December 31, 2012, the Partnership had $128.3 million borrowed on its senior secured revolving credit facility. On April 15, 2013, the Partnership entered into the fourth amendment to its credit agreement that, among other items, permitted the issuance of the preferred units associated with the ArcLight transaction announced today, modified the leverage ratio covenant to provide the Partnership with operating flexibility, and permanently waived the leverage ratio covenant for the quarters ended December 31, 2012 and March 31, 2013. In addition, as part of the ArcLight transaction, the Partnership repaid approximately $12.5 million in outstanding borrowings under the credit agreement, resulting in outstanding borrowings of approximately $130 million.
CAPITAL EXPENDITURES

For the three months and year ended December 31, 2012, capital expenditures totaled $7.2 million and $11.7 million, including expansion capital project expenditures of $2.8 million and $4.4 million, maintenance capital expenditures of $4.0 million and $6.5 million, including repairs associated with damage from Hurricane Isaac, and reimbursable project expenditures (capital expenditures for which we expect to be reimbursed for all or part of the expenditures by a third party) of less than $0.4 million and $0.8 million, respectively.
Conference Call

American Midstream will host a conference call and webcast to discuss its fourth quarter 2012 financial results on Wednesday, April 17, 2013, at 8:00 a.m. Eastern Time. The call may be accessed live at the investor relations section of the American Midstream website at www.AmericanMidstream.com. The call may also be accessed by dialing 866-515-2908 for domestic users or 617-399-5122 for international users. The passcode for both phone numbers is 49867496.

A replay of the audio webcast will be available shortly after the call on American Midstream's website. A telephonic replay will be available through May 17, 2013, by dialing 888-286-8010 for domestic users or 617-801-6888 for international users. The passcode for both phone numbers is 38359347.

Unitholders can receive a hard copy of the Partnership's 2012 Annual Report on Form 10-K, containing the Partnership's audited financial statements, free of charge, by calling (720) 457-6060 or sending a written request to American Midstream Partners, LP 1614 15th Street Suite 300 Denver, CO 80202. Attention: Investor Relations.

Non-GAAP Financial Measures
This press release, and the accompanying tables, includes financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “gross margin,” and “distributable cash flow.” The tables attached to this press release include reconciliations of these non-GAAP financial measures to the nearest GAAP financial measures. In addition an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release.

About American Midstream Partners
Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. The company provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.

Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate,” "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in Annual Report on Form 10-K for the year ended December 31, 2012 filed on April 16, 2013. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Balance Sheet
(Unaudited)

	December 31,	December 31,
	2012	2011
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$576	$871
Accounts receivable	1,958	1,218
Unbilled revenue	21,512	19,745
Risk management assets	969	—
Other current assets	3,226	3,323
Total current assets	28,241	25,157
Property, plant and equipment, net	223,819	170,231
Other assets, net	4,636	3,707
Total assets	$256,696	$199,095
Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$5,527	$837
Accrued gas purchases	17,034	14,715
Risk management liabilities	—	179
Accrued expenses and other current liabilities	9,619	7,086
Total current liabilities	32,180	22,817
Other liabilities	8,628	8,612
Long-term debt	128,285	66,270
Total liabilities	169,093	97,699
Commitments and contingencies
Partners’ capital
General partner interest (185 and 185 thousand units issued and outstanding as	548	1,091
of December 31, 2012 and December 31, 2011, respectively)
Limited partner interest (9,165 and 9,087 thousand units issued and outstanding as	79,266	99,890
of December 31, 2012 and December 31, 2011, respectively)
Accumulated other comprehensive income	351	415
Total partners’ capital	80,165	101,396
Noncontrolling interest	7,438	—
Total Equity	87,603	101,396
Total liabilities, partners' capital and noncontrolling interest	$256,696	$199,095

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands, except for per unit amounts)
Revenue	$61,231	$57,908	$209,594	$248,282
Realized gain (loss) on early termination of commodity derivatives	—	—	—	(2,998)
Unrealized gain (loss) on commodity derivatives	(740)	(522)	992	(541)
Total revenue	60,491	57,386	210,586	244,743
Operating expenses:
Purchases of natural gas, NGLs and condensate	48,319	44,678	155,667	202,403
Direct operating expenses	6,171	3,308	18,202	12,856
Selling, general and administrative expenses	3,633	3,427	14,309	10,794
Advisory services agreement termination fee	—	—	—	2,500
Transaction expenses	—	—	—	282
Equity compensation expense	511	368	1,783	3,357
Depreciation and accretion expense	5,595	5,237	21,414	20,705
Total operating expenses	64,229	57,018	211,375	252,897
Gain (loss) on acquisition of assets	—	565	—	565
Gain (loss) on involuntary conversion of property, plant and equipment	(1,021)	—	(1,021)	—
Gain (loss) on sale of assets, net	2	(187)	128	399
Operating income (loss)	(4,756)	746	(1,682)	(7,190)
Other income (loss):
Interest expense	(1,487)	(585)	(4,570)	(4,508)
Net income (loss)	$(6,244)	$161	$(6,252)	$(11,698)
Net income (loss) attributable to noncontrolling interests	7	—	256	—
Net income (loss) attributable to the Partnership	$(6,251)	$161	$(6,508)	$(11,698)
General partner’s interest in net income (loss)	$(125)	$3	$(129)	$(233)
Limited partners’ interest in net income (loss)	$(6,127)	$158	$(6,379)	$(11,465)
Limited partners’ net income (loss) per unit	$(0.67)	$0.02	$(0.7)	$(1.64)
Weighted average number of units used in computation of limited partners’
net income (loss) per unit (basic)	9,145	9,075	9,113	6,997

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended
	December 31,
	2012	2011
	(in thousands)
Cash flows from operating activities
Net income (loss)	$(6,252)	$(11,698)
Adjustments to reconcile net income (loss) to net cash provided (used) in operating activities:
Depreciation and accretion expense	21,414	20,705
Amortization of deferred financing costs	716	1,262
Unrealized (gain) loss on derivative contracts	(992)	849
Unit based compensation	1,783	1,607
OPEB plan net periodic (benefit) cost	(88)	(82)
(Gain) loss on acquisition of assets	—	(565)
(Gain) loss on involuntary conversion of property, plant and equipment	1,021	—
(Gain) loss on sale of assets	(128)	(399)
Changes in operating assets and liabilities:
Accounts receivable	(740)	(562)
Unbilled revenue	2,768	2,449
Risk management assets	(156)	(670)
Other current assets	984	(1,800)
Other assets, net	(57)	(54)
Accounts payable	1,197	(218)
Accrued gas purchases	(1,711)	(3,991)
Accrued expenses and other current liabilities	(943)	4,410
Other liabilities	(468)	(811)
Net cash provided (used) in operating activities	18,348	10,432
Cash flows from investing activities
Cost of acquisitions, net of cash acquired	(51,377)	(35,500)
Additions to property, plant and equipment	(11,705)	(6,369)
Proceeds from disposals of property, plant and equipment	128	125
Insurance proceeds from involuntary conversion of property,
plant and equipment	527	—
Net cash provided (used) in investing activities	(62,427)	(41,744)
Cash flows from financing activities
Unit holder contributions	13	—
Unit holder distributions	(16,070)	(43,546)
Net distributions to NCI owners	(225)	—
Proceeds upon issuance of common units to public, net of offering costs	—	69,085
LTIP tax netting unit repurchase	(385)	(215)
Payments on other loan	—	(615)
Deferred debt issuance costs	(1,564)	(2,489)
Payments on long-term debt	(59,230)	(120,670)
Borrowings on long-term debt	121,245	130,570
Net cash provided (used) in financing activities	43,784	32,120
Net increase (decrease) in cash and cash equivalents	(295)	808
Cash and cash equivalents
Beginning of period	871	63
End of period	$576	$871

Cash and cash equivalents
Beginning of period	871	63
End of period	$576	$871

Supplemental cash flow information
Interest payments	$3,185	$3,349
Supplemental non-cash information
Increase (decrease) in accrued property, plant and equipment	$6,698	$75
Receivable for reimbursable construction in progress projects	$141	$872

American Midstream Partners, LP and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2012	2011	2012	2011
		(in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA
	Net income	$(6,251)	$161	$(6,508)	$(11,698)
	Add:
	Depreciation and accretion expense	5,595	5,237	21,414	20,705
	Interest expense	1,270	585	3,875	4,508
	Debt issuance costs	424	—	1,564	—
	Realized gain (loss) on early termination of commodity derivatives	—	—	—	2,998
	Realized loss on commodity put purchase costs	—	308	—	308
	Unrealized loss (gain) on commodity derivatives	740	522	(992)	541
	Non-cash equity compensation expense	511	373	1,783	1,607
	Advisory services agreement termination fee	—	—	—	2,500
	Special distribution to holders of LTIP phantom units	—	—	—	1,624
	Transaction expenses	—	—	—	282
	Deduct:
	Construction, operating and maintenance agreement income ("COMA")	393	500	3,373	879
	Straight-line amortization of put costs (1)	22	112	291	409
	Other post employment benefit plan periodic benefit (cost)	24	82	88	82
	Gain (loss) on acquisition of assets	—	565	—	565
	Gain (loss) on involuntary conversion of property, plant and equipment	(1,021)	—	(1,021)	—
	Gain (loss) on sale of assets, net	2	(187)	128	399
	Adjusted EBITDA	$2,869	$6,114	$18,277	$21,041

(1)	Amounts noted represent the straight-line amortization of the cost of commodity put contracts over the life of the contract.

Reconciliation of Adjusted EBITDA to Distributable Cash Flow

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2012	2011	2012	2011
		(in thousands)
Reconciliation of Adjusted EBITDA to Distributable Cash Flow
	Adjusted EBITDA	$2,869	$6,114	$18,277	$21,041
	Deduct:
	Cash interest expense (1)	1,264	444	3,854	3,246
	Integrity management costs (2)	315	375	3,828	3,083
	Maintenance capital expenditures (3)	1,037	833	1,007	1,500
	Distributable cash flow	$253	$4,462	$9,588	$13,212

(1)	Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.
(2)
Amounts noted represent average estimated integrity management costs over the seven year mandatory testing cycle, net of integrity management costs that are expensed in Selling, general and administrative expenses.

(3)
Amounts noted represent estimated annual maintenance capital expenditures of $3.8 million for the year ended December 31, 2012 which is what we expect to be required to maintain our assets over the long term.

Segment Operating Data

	Three Months Ended
	December 31,
	2012			2011

	Gathering			Gathering
	and			and
	Processing	Transmission	Total	Processing	Transmission	Total
	(in thousands)

Revenue	$45,819	$15,412	$61,231	$43,030	$14,878	$57,908
Segment gross margin (a) (c)	8,679	3,841	12,520	9,228	4,076	13,304
Realized gain (loss) on early termination of commodity derivatives (b)	—	—	—	—	—	—
Unrealized gain (loss) on commodity derivatives (b)	(740)	—	(740)	(522)	—	(522)
Direct operating expenses	4,676	1,495	6,171	2,171	1,137	3,308
Selling, general and administrative expenses	—	—	3,633			3,427
Advisory services agreement termination fee			—			—
Transaction expenses			—			—
Equity compensation expense			511			368
Depreciation and accretion expense			5,595			5,237
Gain (loss) on acquisition of assets			—			565
Gain (loss) on involuntary conversion of property, plant and equipment			(1,021)			—
Gain (loss) on sale of assets, net			2			(187)
Interest expense			1,487			585
Net income (loss)			(6,244)			161
Less: Net income (loss) attributable to non-controlling interests			7			—
Net income (loss) attributable to the Partnership			(6,251)			161

	Twelve Months Ended
	December 31,
	2012			2011

	Gathering			Gathering
	and			and
	Processing	Transmission	Total	Processing	Transmission	Total
	(in thousands)

Revenue	$157,065	$52,529	$209,594	$181,517	$66,765	$248,282
Segment gross margin (a) (c)	37,241	13,313	50,554	32,142	13,737	45,879
Realized gain (loss) on early termination of commodity derivatives (b)	—	—	—	(2,998)	—	(2,998)
Unrealized gain (loss) on commodity derivatives (b)	992	—	992	(541)	—	(541)
Direct operating expenses	13,171	5,031	18,202	7,636	5,220	12,856
Selling, general and administrative expenses			14,309			10,794
Advisory services agreement termination fee			—			2,500
Transaction expenses			—			282
Equity compensation expense			1,783			3,357
Depreciation and accretion expense			21,414			20,705
Gain (loss) on acquisition of assets			—			565
Gain (loss) on involuntary conversion of property, plant and equipment			(1,021)			—
Gain (loss) on sale of assets, net			128			399
Interest expense			4,570			4,508
Net income (loss)			(6,252)			(11,698)
Less: Net income (loss) attributable to non-controlling interests			256			—
Net income (loss) attributable to the Partnership			(6,508)			(11,698)

(a)
Segment gross margin for our Gathering and Processing segment consists of total revenue less purchases of natural gas, NGLs and condensate. Segment gross margin for our Transmission segment consists of total revenue less purchases of natural gas. Gross margin consists of the sum of the segment gross margin for each segment. As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income or cash flow from operations as determined in accordance with GAAP. Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

(b)
Effective January 1, 2011, we changed our segment gross margin measure to exclude unrealized non cash mark-to-market adjustments related to our commodity derivatives. For the three and twelve months ended December 31, 2012, $(0.7) million and $1.0 million, respectively, in unrealized gains (losses) were excluded from our Gathering and Processing segment gross margin. For the three and twelve months ended December 31, 2011, $(0.5) million and $(0.5) million, respectively, in unrealized gains (losses) were excluded from our Gathering and Processing segment gross margin. Effective April 1, 2011 we changed our segment gross margin measure to exclude realized gain (loss) on early termination of commodity derivatives. For the three and twelve months ended December 31, 2011, zero dollars and $(3.0) million, respectively, in unrealized gains (losses) were excluded from our Gathering and Processing segment gross margin.

(c)
Effective October 1, 2012, we changed our segment gross margin measure to exclude construction, operating and maintenance agreement (“COMA”) income. For the three months ended December 31, 2012, less than $0.1 million and $0.4 million in COMA income was excluded from our Gathering and Processing segment gross margin and our Transmission segment gross margin, respectively. For the twelve months ended December 31, 2012, $0.7 million and $2.7 million in COMA income was excluded from our Gathering and Processing segment gross margin and our Transmission segment gross margin, respectively.

Appendix A

Note About Non-GAAP Financial Measures
Adjusted EBITDA, distributable cash flow, and gross margin are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP financial measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management's decision-making process.
You should not consider any of Adjusted EBITDA, distributable cash flow, or gross margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow, and gross margin may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
Adjusted EBITDA is a measure used by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions to our unitholders and general partner;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or non-recurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts, construction, operating and maintenance agreement (“COMA”) income, amortization of commodity put purchase costs and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to adjusted EBITDA is net income.

Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Using this metric, management and external users of our financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Distributable cash flow will not reflect changes in working capital balances.
We define distributable cash flow as adjusted EBITDA plus interest income, less cash paid for interest expense, integrity management costs and maintenance capital expenditures. The GAAP measure most directly comparable to distributable cash flow is net cash flows from operating activities.

Gross margin and segment gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations less the cost of natural gas, NGLs and condensate purchased. Revenue includes revenue generated from fixed fees associated with the gathering and treating of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.
We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less the cost of natural gas purchased in connection with fixed-margin arrangements.
We define gross margin as the sum of our segment gross margin for our Gathering and Processing and Transportation segments.
Effective January 1, 2011, we changed our gross margin and segment gross margin measure to exclude unrealized mark-to-market adjustments related to our commodity derivatives.